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                                                                   Exhibit 10.11


                    CONTINUING SERVICES/RETIREMENT AGREEMENT

THIS AGREEMENT is dated and effective the 19th day of July, 1997 between Roy F. Weston ("Weston") and Roy F. Weston, Inc. (the "Company");

WHEREAS, Weston founded the Company and has led the Company's development as a premier environmental services firm; and

WHEREAS, Weston and the Company are parties to an Employment Agreement made as of 29 July 1996; and

WHEREAS, Weston desires to provide services to the Company for so long as he has the capacity to do so, and has requested that the Company consider his retirement from active employment by the Company and change his Employment Agreement to a Continuing Services/Retirement Agreement; and

WHEREAS, in consideration of Weston's years of leadership and service, the Board wishes to provide him with appropriate retirement arrangements, but also wishes to ensure that he will provide continuing services to the Company, including the provision of advice and assistance to the Board, management and employees of the Company, for so long as he shall be able to do so; and

WHEREAS the Company's Board of Directors, by Resolution dated 11 June 1997, authorized the preparation and execution of this Agreement;

NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retirement: Weston hereby retires from active employment by the Company, effective on the date of this Agreement.

2. Continuing Services: Weston shall continue to serve as Chairman Emeritus of the Company for so long as he is able to do so. In this capacity he shall continue to assist the Company's Board of Directors, officers and employees in the performance of their duties, and to provide advice and counsel with respect to operations and strategies of the Company. Weston shall not be required to provide such services in order to receive the continuing services/retirement benefits described below, but shall provide such continuing services for as long as he is able to do so.


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3. Principal Continuing Services/Retirement Benefit: Weston shall receive the following principal continuing services/retirement benefit from the Company:

      (a) Weston shall be paid annually an amount not less than 55 percent of the midpoint for the Company's Salary Grade for Chairman of the Board and CEO, currently designated Salary Grade 40, plus an additional $18,000 per year, payable on a basis mutually agreeable to the parties, but in no event less frequently than monthly, effective as of the date of this Agreement. If there is no salary grade for Chairman of the Board and CEO, the applicable salary grade for Weston's retirement benefits shall be the higher of the two grades. The midpoint salary base shall be computed in accordance with standard Company practice for determining job value and setting salary scales, and shall be kept current to account for changes in responsibility, performance and adjustments in the cost of living.

      (b) Weston shall be entitled to participate in all of the Company's benefit programs, generally available to executive employees of the Company or in comparable programs, to the extent available to persons of Weston's attained age, other than any such programs which pursuant to statute are available only to employees.

      (c) The Company may award Weston additional retirement benefits or compensation above the benefits specified in this agreement, at the discretion of the Company's Board of Directors.

      (d) The Company will continue to pay the above principal retirement benefit to Weston's spouse, Mrs. Madeleen Weston (hereafter "his spouse") for her life, should Weston predecease her. The amount payable to Madeleen Weston under the preceding sentence shall be at the same rate which was payable to Weston at the time of his death.

4. Board Position: The Board of Directors shall use its best efforts to nominate Weston and cause him to be elected to the Board of Directors, subject to any legal requirements. In the event Mr. Weston is not elected to the Board, he will become an ex-officio member of the Board subject to any legal requirements. Any fees or compensation for serving on the Company's Board of Directors or Board Committees ("Director's Fees") which would otherwise be payable to Weston in his role as a member or ex-officio member of the Board of Directors in any calendar year shall be offset against the $18,000 retirement benefit amount paid during that year to Weston under paragraph 3(a) above. If the total amount of any Director's Fees which would otherwise be payable to Weston in any calendar year exceeds $18,000 he shall be paid, in addition to the amount payable under paragraph 3(a) above, the incremental amount by which such fees exceed $18,000. If the amount of Director's Fees which would otherwise be payable to Weston in any calendar year is less than $18,000, Weston shall not be paid such Director's Fees, but shall be paid the full $18,000 in accordance with paragraph 3(a).


5. Additional Continuing Services/Retirement Benefits:


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      (a) Until Weston's death, the Company shall pay necessary insurance premiums for Weston's $500,000 life insurance policy.

      (b) Until Weston's death and until the death of his spouse, the Company shall include Weston and his spouse in the hospitalization, surgical, major medical and other health insurance programs maintained by the Company. Such programs (or separate policies provided by the Company) will include reasonable coverage in excess of and supplementing Medicare coverage. The Company will pay all health insurance premiums under all such programs and policies (other than Medicare) for the benefit of Weston and his spouse.

      (c) The Company shall continue to provide Weston with a membership to Overbrook Golf Club, and shall pay all reasonable expenses associated therewith, until his death or termination of this Agreement by mutual written consent of the parties.

      (d) The Company shall continue to pay or reimburse Weston for all reasonable business expenses incurred by Weston, consistent with Company policy.

      (e) The Company shall continue to provide Weston with his current office space and secretarial and other executive support until his death or termination of this Agreement by mutual written consent of the parties.

      (f) The Company will continue to provide Weston with the use of an automobile until his death or termination of this Agreement by mutual written consent of the parties. The automobile shall be a Cadillac Seville or a comparable model and shall be less than three (3) years old.

6. Exclusive Service: During the period that continuing service/retirement benefits are paid to Weston hereunder (the "retirement period"), Weston will not engage in any employment and/or assignment which conflicts with or impairs his ability to perform continuing services to the Company as described in paragraph 2 above.

7. Documents Company Property: All memoranda, notes, records, reports and other documents made, compiled or authored or co-authored by Weston, or made available to him during his employment with the Company or during the continuing services/retirement period, concerning any process, apparatus, method, information system, list of clients or product used, developed or considered by the Company, or any client of the Company, shall be the Company's confidential property, and shall be delivered to the Company upon request by the Company, and shall not be furnished to any person, firm or corporation other than the Company.

8. Confidential Information: Weston shall not disclose to others, or use for his own benefit or the benefit of others, or cause or induce others to do the same, any proprietary, confidential or secret information or documents of the Company, including, but not limited to, any customer lists, records, intellectual property and business plans of the Company, other than in the performance of his continuing services hereunder, his duties as a Director of the Company, or


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unless authorized by the Company in writing. Any unpublished information and client reports are considered by the Company secret and confidential.

9. Non-Competition: During the continuing services/retirement period, Weston will not, directly or indirectly, for his own benefit, or for or with any person, firm or corporation whatsoever other than the Company, engage in rendering services in any business in which the Company may be then engaged.

10. Inventions, Methods and Processes: All inventions, methods, or processes relating to the Company's business created, conceived or otherwise prepared by Weston while employed by the Company or during the continuing services/retirement period, shall be assigned to the Company, and shall be the sole and exclusive property of the Company. Upon request of the Company, at any time, Weston promptly shall execute any and all applications, assignments or other instruments which the Company shall deem necessary or advisable in order to apply for and obtain a copyright, patent, or trademark in the United States and throughout the world, and will assign to the Company all right, title and interest in and to such copyrights, patents, and/or trademarks. The Company shall bear the cost of preparation and filing of all such applications, assignments and instruments in the appropriate governmental offices inn the United States and any foreign country.

11. Funding of Benefits: Weston acknowledges and agrees that the benefits provided for under this Agreement have not been funded by the Company, that such benefits will be paid from the general assets of the Company, and that the right of Weston and his spouse to receive benefits hereunder shall be no greater than the rights of other general unsecured creditors of the Company to receive amounts owed to them by the Company.

12. Remedies and Breach: It is agreed that, money damages for breach of this Agreement being difficult to determine, the Company shall be entitled, in addition thereto, to an injunction upon any such breach by Weston, to be issued by any competent court of equity, enjoining and restraining Weston and each and every person concerned therein, from any further or continued violation of this Agreement.

13. Merger: The Company will not consolidate or merge into or with any other corporation, or transfer all or substantially all of its assets of business to another corporation or firm, unless such other entity (the "Successor Corporation") shall assume this Agreement. Upon such assumption, Weston and the Successor Corporation shall become obligated to perform the terms and conditions hereof, and the term "Company" as used in this Agreement shall be deemed to refer to such Successor Corporation. Weston need not be designated as the Chairman Emeritus of the Successor Corporation but shall be Chairman Emeritus of the Successor Corporation's subsidiary or division which conducts the Company's business if any.

14. Right of First Refusal: Weston agrees that in the event Weston determines to sell or otherwise transfer all or substantially all of his shares of the capital stock (the "Shares") of the Company to any third party (other than to or in trust for the benefit of his spouse; his issue or the spouses of his issue) Weston will first offer (for a period of thirty (30) days) such Shares to


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the Company at a price and under terms and conditions no less favorable to the
Company than Weston may have received in any offer from any third party to buy such Shares. If there is no offer from a third party to purchase the Shares, the Company and Weston may independently agree upon appropriate terms and conditions for the Company's purchase of the Shares. However, under no circumstances will Weston participate in any determination by the Company of whether or not it will purchase the Shares or the price it will pay therefor. The provisions of this paragraph will be binding on Weston's transferees, and on Weston's heirs, executors and legal representatives, for a period of one year following Weston's death, provided that in any event this Right of First Refusal will expire on 29 July 1998.

15. Scope of Agreement: This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof. This Agreement specifically modifies and replaces all prior written or oral agreements between the parties with respect to the subject matter hereof, including but not limited to all prior employment agreements between Weston and the Company. This Agreement may only be modified in writing, executed by both parties and the consent or waiver of no other person shall be required for any such modification.

16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

17. Effective Date: This Agreement is effective on July 19th, 1997, having been approved by the Company's Board of Directors on June 11, 1997.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


(CORPORATE SEAL)                         ROY F. WESTON, INC.

Attest:

____________s/_________________          By_______________s/________________
Arnold P. Borish                           William L. Robertson
Corporate Secretary                        President and Chief Executive Officer



                                         ___________s/__________________
                                         Roy F. Weston


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